Exhibit 99.1

Press Release

www.shire.com

Director/PDMR Shareholding

April 3, 2018 – Shire plc (LSE: SHP, NASDAQ: SHPG)

Notification of transactions by person discharging managerial responsibilities

1.	Details of the person discharging managerial responsibilities (“PDMR”) / person closely associated them (“PCA”)
a)	Name	Thomas Dittrich
2.	Reason for the notification
a)	Position / status	Chief Financial Officer (PDMR) – appointed on March 19, 2018.
b)	Initial notification / amendment	Initial notification
3.	Details of the issuer, emission allowance participant, auction platform, auctioneer or auction monitor
a)	Name	Shire plc
b)	LEI	54930005LQRLI2UXRQ59
4.	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument	Shire plc Ordinary Shares of 5 pence each (“Ordinary Shares”)
	Identification code	ISIN: JE00B2QKY057
b)	Nature of the transaction	Receipt of Performance Stock Units (“PSUs”) in respect of notional Ordinary Shares awarded under the Shire Long Term Incentive Plan 2015. The award was granted in accordance with the terms of Mr. Dittrich’s employment agreement to compensate for equity awards forfeited in connection with the termination of his prior employment. Subject to applicable performance conditions and continued service, the PSUs will vest on March 29, 2021.
c)	Price(s) and volume(s)	Price(s)	Volume(s)
		£0	7,584
d)	Aggregated information - Aggregated volume - Price	N/A (single transaction)
e)	Date of the transaction	March 29, 2018
f)	Place of the transaction	N/A

Oliver Strawbridge

Senior Assistant Company Secretary

For further information please contact:

Investor Relations
Christoph Brackmann	christoph.brackmann@shire.com	+41 795 432 359
Robert Coates	rcoates@shire.com	+44 203 549 0874
Sun Kim	sun.kim@shire.com	+1 617 588 8175
Media
Katie Joyce	kjoyce@shire.com	+1 781 482 2779

NOTES TO EDITORS

About Shire

Shire is the global leader in serving patients with rare diseases. We strive to develop best-in-class therapies across a core of rare disease areas including hematology, immunology, genetic diseases, neuroscience, and internal medicine with growing therapeutic areas in ophthalmics and oncology. Our diversified capabilities enable us to reach patients in more than 100 countries who are struggling to live their lives to the fullest.

We feel a strong sense of urgency to address unmet medical needs and work tirelessly to improve people’s lives with medicines that have a meaningful impact on patients and all who support them on their journey.

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